Exhibit (99)(a)

NEWS RELEASE FOR IMMEDIATE DISTRIBUTION

Peoples Bancorp of North Carolina, Inc.

Tony Wolfe, CEO, Peoples Bancorp of North Carolina, Inc. Announces Retirement Plans

(NEWTON, NC) Tony Wolfe, President and CEO of Peoples Bancorp of North Carolina, Inc., the holding company for Peoples Bank, Newton, NC announced today his intention to retire in the fourth quarter of 2012.  Mr. Wolfe has served as the bank’s top executive since 1993.

Commenting on the timing of the retirement, Mr. Wolfe said, “The bank is performing well and it has a strong leadership team in place.  I want to spend additional time with my wife and family, do some traveling, and pursue other hobbies and interests.  All things considered, now seems like a good time to begin planning for a new phase of our lives.”

Robert C. Abernethy, Chairman of the Board, looked back over Mr. Wolfe’s accomplishments saying, “He is the ninth CEO since the bank’s beginning in 1912.   Since he became chief executive, the bank has added thirteen new offices, a new headquarters building in Newton, launched a bank holding company, formed three new banking subsidiaries and deployed full-fledged internet banking for consumers and Cash Management Accounts for businesses.  Additionally, the bank introduced banking services to Latino customers in 2004 through Banco de la Gente in four business centers located strategically in Charlotte, Raleigh, and Monroe.  Tony Wolfe has been an effective and dedicated leader for Peoples Bank.  He will surely be missed.”

Mr. Wolfe has served on many community and industry boards.  Most recently, he was awarded the 2011 Charles R. Corriher Vocational Service Award, the most prestigious award presented by the Newton-Conover Rotary Club.  Also in 2011, Mr. Wolfe was named Lenoir-Rhyne University Business Leader of the Year for 2011.

When asked to share some milestones of his 20 years at Peoples Bank, Wolfe said, “I’ve been privileged to help grow the bank since 1993 and that has been exciting and fulfilling work.  The success that the Company has experienced is a tribute to everyone associated with the bank, including our shareholders and directors, banking associates, customers, professional partners representing our accounting, legal, and marketing fields as well as our trade association and our credit and regulatory specialists.  The Board has supported and encouraged our management team to be actively engaged in community endeavors, and I am grateful for that opportunity to represent Peoples Bank in the community.     Shareholders have responded favorably in support of Peoples Bank over the years as evidenced by successful secondary offerings.  Employees of Peoples Bank are the greatest!  They have stepped up repeatedly in their quest to offer the finest banking service available.  Our loyal base of customers has been receptive to new and innovative banking products over the years for which we are grateful.  We’ve been able to preserve better-than-average levels of capital and maintain our status as a well-capitalized bank.  We have grown significantly in core savings and checking deposits.”

Mr. Wolfe continued, “I have every reason to believe that Peoples Bank’s operating philosophy of having a heart for the community and a head for business will serve it well.  I’m confident that the bank will continue to build upon its successful heritage as we enter our second century of banking service in our communities.

Mr. Abernethy commented on the search for a successor to Mr. Wolfe by saying, “The board of directors has retained the services of Matthews Young, Hillsborough, NC to assist the evaluation and selection of Mr. Wolfe’s successor.  The board intends to consider candidates from inside and outside the company.  This approach will allow us the opportunity to thoroughly search the market for the appropriate individual to take the Company to the next level.   We’re anticipating the new CEO will be in place in sufficient time to effect a smooth transition for the benefit of shareholders, customers, and employees.”

Peoples Bank is the wholly-owned subsidiary of Peoples Bancorp of North Carolina, Inc.  Our corporate office is located in Newton, North Carolina.  The bank celebrates its Centennial in 2012.  The bank has grown from a single office in 1912 to 18 banking centers in Catawba, Lincoln, Alexander, Mecklenburg, and Iredell counties.  The Corporation’s stock is traded on the Nasdaq National Market System under the symbol of PEBK.

Peoples Bank operates four Latino banking offices through Banco de la Gente in Union, Mecklenburg, and Wake counties.  Banco de la Gente offers financial products designed to serve the needs of the Latino community.

The bank is a full service, hometown, community bank with an extensive array of products and services for personal and commercial banking needs.  Our employees take pride in providing exceptional service to our customers.

Peoples Bank operates two subsidiaries: Peoples Investment Services, Inc. and Real Estate Advisory Services, Inc.   Peoples Bancorp of North Carolina, Inc. operates one subsidiary company, Community Bank Real Estate Solutions, LLC

More details about the bank can be found at TheRealPeoplesBank.com

Forward Looking Statements
Statements made in this press release, other than those concerning historical information, should be considered forward-looking statements pursuant to the safe harbor provisions of the Securities Exchange Act of 1934 and the Private Securities Litigation Act of 1995.  These forward-looking statements are based on information currently available to management and are subject to various risks and uncertainties, including but not limited to those described in Peoples Bancorp of North Carolina, Inc.’s annual report on Form 10-K for the year ended December 31, 2010, under “General Description of Business” and otherwise in the Company’s reports and filings.
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For additional information, please contact:
Joseph F. Beaman, Jr., Executive Vice President and Chief Administrative Officer
828.464.5620, ext. 55208 /  jbeaman@peoplesbanknc.com

EDITORS PLEASE NOTE: a jpg file of Mr. Wolfe and a PDF of this release can be found at www.TheRealPeoplesBank.com/Media

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